Exhibit 99.1

BEACON FEDERAL BANCORP, INC.

PRESS RELEASE

Beacon Federal Bancorp, Inc. Announces Financial Results for the 4th Quarter of 2009

East Syracuse, New York (February 12, 2010) – The Company’s common stock is traded on the NASDAQ Global Market under the symbol “BFED.”  Beacon Federal Bancorp, Inc. (“the Company”) announced today net income for the quarter ended December 31, 2009 of $994,000, compared to net income of $3.6 million for the quarter ended December 31, 2008.  Net income was higher in the prior year quarter due primarily to the recognition of the tax benefit on the losses of Freddie Mac and Fannie Mae preferred stock in 2008.  The timing of the tax benefit was triggered in October 2008 by the Emergency Economic Stabilization Act of 2008 which provided treatment on such holdings as ordinary tax losses.  Basic and diluted earnings per share were $0.16 and $0.52 for the quarters ended December 31, 2009 and 2008, respectively.

The Company generated net income of $3.5 million for the year ended December 31, 2009, compared to a net loss of $3.0 million for the year ended December 31, 2008.  Basic and diluted earnings per share were $0.54 for 2009, compared to a basic and diluted loss per share of $0.43 for 2008.

The financial highlights for the quarter ended December 31, 2009 were as follows:

♦	Net income for the quarter and year ended December 31, 2009 was $994,000 and $3.5 million, respectively.

♦	Net interest income increased by 19.1%, to $7.6 million for the December 2009 quarter compared to $6.4 million for the December 2008 quarter.

♦	The net interest margin increased to 2.89% for the December 2009 quarter from 2.54% for the December 2008 quarter.

♦	Book value per share increased by 16.2% to $15.48 at December 31, 2009 from $13.32 at December 31, 2008.

♦	Total assets increased by $45.6 million to $1.07 billion at December 31, 2009, due primarily to growth in loans, our highest yielding earning asset.

Net interest income increased to $7.6 million for the three months ended December 31, 2009, compared to $6.4 million for the three months ended December 31, 2008, due primarily to lower deposit costs.  The cost of funds decreased 73 basis points, while the yield on interest-earning assets declined by only 26 basis points.

Provision for loan losses decreased to $1.9 million for the quarter ended December 31, 2009 from $3.0 million for the comparable 2008 period.  The decrease in the provision for loan losses resulted primarily from a decline in net loan charge-offs.  Net loan charge-offs were $1.6 million and $2.8 million for the three months ended December 31, 2009 and 2008, respectively.  Annualized net charge-offs to average loans outstanding were 0.76% and 1.40% for the quarters ended December 31, 2009 and 2008, respectively.

Non-interest income increased by 48.0%, or $406,000, to $1.2 million for the three months ended December 31, 2009.  Non-interest income increased due to the absence of losses on sale of securities of $349,000 incurred during the December 2008 quarter and a $63,000 increase in service charge income.

Non-interest expense increased 56.5% to $5.5 million for the quarter ended December 31, 2009 from $3.5 million for the quarter ended December 31, 2008.  The increase was due primarily to a $1.2 million increase in salaries and employee benefits, which primarily included a $344,000 increase in ESOP, stock option and stock award expenses and a $245,000 bonus expense for the December 2009 quarter, compared to a $554,000 credit to expense for the December 2008 quarter for reversal of previously accrued bonuses in 2008; a $230,000 increase in occupancy and equipment; a $169,000 increase in FDIC premium expense and a $553,000 increase in other-than-temporary impairment losses on securities, partially offset by a $188,000 decrease in the provision for loss on servicing assets.

Income tax expense increased $3.4 million to $489,000 for the quarter ended December 31, 2009 from a tax benefit of $2.9 million for the quarter ended December 31, 2008.  The tax benefit was related primarily to the losses on the Freddie Mac and Fannie Mae preferred stock holdings, which were sold in December 2008.

Total assets increased $45.6 million to $1.07 billion at December 31, 2009 from $1.02 billion at December 31, 2008.  The $45.4 million increase in net loans, $18.7 million increase in securities, $2.9 million increase in other assets and $27.5 million decrease in borrowings, were funded by a $66.8 million increase in deposits, a $23.3 million decrease in trading account assets due to the securitization of the sale of 30 year mortgages, a $5.3 million decrease in cash and cash equivalents and a $1.6 million decrease in Federal Home Loan Bank of New York stock.  In addition, premises and equipment increased by $9.2 million primarily as a result of the Company entering into a $7.8 million capital lease for the headquarters and new branch located at 6611 Manlius Center Road, in East Syracuse, New York.  Equity decreased $826,000, or 0.81%, to $101.3 million at December 31, 2009 from $102.1 million at December 31, 2008.  The decrease reflected the repurchase of $9.5 million of common stock and cash dividends of $1.2 million, partially offset by a decrease in unrealized losses on securities of $4.7 million, net income of $3.5 million, release of ESOP shares of $643,000 and stock options and awards expense of $1.1 million.

Ross J. Prossner, President and CEO of the Company said, “We continue to focus our efforts on our core strengths of growing a solid loan portfolio funded by deposit growth, while improving our net interest margin.  To generate solid earnings results for 2009, while operating in an economic environment of high unemployment and inconsistent consumer spending patterns, along with a continuing weak commercial real estate market, is a testament to our dedicated team.”

Beacon Federal Bancorp, Inc., through its subsidiary, Beacon Federal (“the Bank”), offers banking and related financial services to both individual and commercial customers.  The Bank is headquartered in East Syracuse, New York, with seven other full-service branches in East Syracuse, Marcy and Rome, New York, Smartt and Smyrna, Tennessee, Tyler, Texas and Chelmsford, Massachusetts.

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995.  The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

Contact:
Lisa M. Jones
Principal Accounting Officer
Beacon Federal Bancorp, Inc.
6611 Manlius Center Road
East Syracuse, NY  13057
(315) 433-0111 x 1582

BEACON FEDERAL BANCORP, INC.
Financial Highlights

	At	At
	December 31,	December 31,
	2009	2008
	(Unaudited)
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,066,897	$1,021,343
Cash and cash equivalents	12,993	18,297
Trading account assets	-	23,337
Securities available for sale, at fair value	167,238	139,803
Securities held to maturity	14,561	23,315
Loans, net	816,061	770,695
Federal Home Loan Bank of New York stock, at cost	11,487	13,080
Deposits	693,297	626,467
FHLB advances	191,094	218,641
Securities sold under agreement to repurchase	70,000	70,000
Stockholders' equity	101,259	102,085

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)
Selected Operating Data:

Interest income	$14,205	$14,232	$55,637	$56,312
Interest expense	6,581	7,833	27,161	31,335
Net interest income	7,624	6,399	28,476	24,977
Provision for loan losses	1,925	3,000	7,695	8,857
Net interest income after
provision for loan losses	5,699	3,399	20,781	16,120
Non-interest income	1,251	845	5,263	4,311
Non-interest expense	5,467	3,494	20,543	25,815
Income (loss) before income taxes	1,483	750	5,501	(5,384)
Income tax expense (benefit)	489	(2,893)	1,978	(2,380)
Net income (loss)	$994	$3,643	$3,523	$(3,004)
Basic and diluted earnings (loss) per share	$0.16	$0.52	$0.54	$(0.43)

Asset Quality Ratios:
Non-performing loans to total loans	1.56%	0.60%	1.56%	0.60%
Non-performing assets to total assets	1.28%	0.47%	1.28%	0.47%
Annualized net charge-offs to average loans
outstanding	0.76%	1.40%	0.32%	0.68%
Allowance for loan losses to non-
performing loans at end of period	121.28%	225.05%	121.28%	225.05%
Allowance for loan losses to total loans
at end of period	1.89%	1.36%	1.89%	1.36%